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                          MOLECULAR DIAGNOSTICS, INC.

                               OFFER TO EXCHANGE
             800,000 SHARES OF SERIES E CONVERTIBLE PREFERRED STOCK
                                   FOR UP TO
                       20,000,000 SHARES OF COMMON STOCK

TO OUR CLIENTS:

     Enclosed for your consideration is an Offering Circular, dated November 19, 2001 (the "Offering Circular"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer to exchange (the "Exchange Offer") 1/25 (one twenty-fifth) of a share of Series E convertible preferred stock, par value $0.001 per share, of Molecular Diagnostics, Inc. ("Molecular Diagnostics") for each share of common stock, par value $0.001, per share, of Molecular Diagnostics currently outstanding. Subject to the terms and conditions of the Exchange Offer, Molecular Diagnostics will issue 800,000 shares of Series E convertible preferred stock in exchange for up to 20,000,000 shares of common stock representing approximately 56% of the outstanding common stock as of November 16, 2001, that, in each case, are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. If more than 20,000,000 shares of common stock are tendered, Molecular Diagnostics will purchase from each tendering holder of common stock an amount based on the proportion of common stock tendered by that holder to all common stock tendered. For a more detailed description of the Series E convertible preferred stock Molecular Diagnostics is proposing to issue in the Exchange Offer, please see the section of the Offering Circular entitled "Description of Series E Convertible Preferred Stock." Molecular Diagnostics reserves the right to extend or terminate the Exchange Offer, in its sole and absolute discretion, which may be for any or no reason, and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all holders of common stock and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, Molecular Diagnostics reserves the right to waive any and all conditions to the Exchange Offer.

     These materials are being forwarded to you as the beneficial owner of common stock held by us for your account but not registered in your name. A TENDER OF THE COMMON STOCK MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

     Accordingly, we request instructions as to whether you wish us to tender on your behalf any common stock held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal.

     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender any common stock on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on December 19, 2001, unless extended.

     Molecular Diagnostics may, in its sole and absolute discretion, extend the Exchange Offer. Any common stock tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration of the Exchange Offer or at any time after January 18, 2002 if Molecular Diagnostics has not accepted the tendered common stock for exchange by that date.

     Your attention is directed to the following:

     1. The Exchange Offer is for up to 20,000,000 outstanding shares of common stock.

     2. The Exchange Offer is subject to certain conditions set forth in the Offering Circular under the title "The Exchange Offer -- Conditions to the Exchange Offer."

     3. Any transfer taxes incident to the transfer of common stock from the holder to Molecular Diagnostics will be paid by Molecular Diagnostics, except as otherwise provided in the Letter of Transmittal.

     4. The Exchange Offer expires at 5:00 p.m., New York City time, on December 19, 2001, unless extended. Molecular Diagnostics, in its sole and absolute discretion, may extend the Exchange Offer.

     If you wish to have us tender any common stock, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER COMMON STOCK.

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                INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer made by Molecular Diagnostics, Inc. with respect to the common stock.

     This will instruct you to tender the common stock held by you for the account of the undersigned, subject to the terms and conditions set forth in the Offering Circular and the related Letter of Transmittal.

     Please tender common stock held by you for my account as indicated below:

     Common Stock:
     ----------------------- (number of shares of common stock)

     [ ] Please do not tender any common stock held by you for my account.

     [ ] Not applicable.

     Dated:           , 2001

Signature(s):
             ------------------------------------------------------------------

Print Name(s) here:
                   ------------------------------------------------------------

(Print Address(es)):
                    -----------------------------------------------------------

(Area Code and Telephone Number(s)):
                                    -------------------------------------------

(Tax Identification or Social Security Number(s)):
                                                  -----------------------------

     NONE OF THE COMMON STOCK HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL THE COMMON STOCK HELD BY US FOR YOUR ACCOUNT.

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